EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 20th day of January, 2017, between SITESTAR CORPORATION, a Nevada corporation (together with its subsidiaries, the "Company"), and STEVEN L. KIEL ("Employee").

BACKGROUND

Employee desires to have Employee's employment relationship with the Company be governed by the terms and conditions of this Agreement, which include material benefits favorable to Employee. In return for such material benefits, Employee is agreeing to the terms and conditions contained in this Agreement, which include material obligations on Employee.

AGREEMENT

Intending to be legally bound, the Company and Employee agree as follows:

1. Position and Duties.

    a. Employee shall serve and the Company shall employ Employee in the position of Chief Executive Officer, President, and Chief Financial Officer. Employee shall report directly to the Company's Board of Directors.

    b. Employee shall devote Employee's reasonable best efforts to the business of the Company in a manner that will further the interests of the Company. Without limiting the foregoing, nothing herein shall preclude Employee from engaging in or possessing an interest in other business ventures of any nature and description.

    c. Employee shall comply with all policies of the Company applicable to Employee.

2. Term. The initial term of this Agreement (the initial term together with any extension thereof provided hereunder, the "Term") shall be from January 20, 2017 (the "Commencement Date") through the first to occur of: (a) the date Employee's employment is terminated in accordance with Paragraph 7; or (b) December 31, 2018.

3. Extension. Unless this Agreement has been earlier terminated or is amended and/or replaced by a new agreement, in each case on or by December 31, 2018, the Term shall be automatically extended for one year (through December 31, 2019) and thereafter for successive one-year periods, unless the Company shall have given Employee written notice of its intention not to extend not less than 90 days prior to expiration of the then-current Term.

4. Compensation.

    a. Base Salary. Employee's base salary ("Salary") during the Term hereof shall be at Employee's current monthly rate of $8,333.33 ($100,000.00/12 months). Salary, less normal deductions, shall be paid to Employee in accordance with the Company's customary payroll practices in effect from time to time.

    b. Annual Bonus. Employee shall be eligible to receive an annual bonus for each calendar year during the Term hereof based on the growth of book value per

share during such calendar year, subject to a 5% hurdle. After the hurdle is reached, the bonus will be a ten (10) times multiple of the percentage growth and annualized Salary, subject to a high-water mark (which requires that the percentage growth determined for a given calendar year be reduced by the extent, if any, that the percentage growth determined for a preceding calendar year did not equal at least 5%). The bonus shall be calculated as follows: [(growth of book value per share during the calendar year - 5%) x (10) x (annualized Salary during the calendar year)]. The growth of book value per share used for the bonus calculation shall be determined for each calendar year during the Term hereof on the basis of the percentage increase in book value per share at December 31 of such calendar year over book value per share at December 31 of the immediately preceding calendar year. Employee must be employed by the Company as of December 31 of a given calendar year in order to earn and be eligible to receive any annual bonus in respect of such calendar year. Each annual bonus, if any, will be paid as soon as reasonably practicable, based on the availability of reliable financial data required to perform the bonus calculation, and in any event within two and a half (2 1/2) months, after the end of the applicable calendar year; provided, however, in the event that Employee's employment terminates as a result of a Termination With Cause or a Termination Upon Resignation, Employee shall forfeit automatically all rights in and to any earned but unpaid annual bonus amount. The annual bonus and change in book value will be retroactively adjusted for any financial restatements.

i. Example 1: book value per share grows by 10%, the bonus will be 50% of the salary, (10% growth in the book value per share minus the 5% hurdle, multiplied by a factor of 10 and then multiplied by the annualized base salary). i.e., book value per share grows by 10%, then the bonus will be <u>$50,000</u> = [(10%-5%) x (10) x ($100,000)].

ii. Example 2: book value per share grows by 20%, the bonus will be <u>$150,000</u> = [(20%-5%) x (10) x ($100,000)].

5. <u>Benefit Plans and Programs</u>. During the Term, Employee shall be entitled to participate in all health and welfare and other employee benefit plans and programs maintained by the Company, as in effect from time to time, to the extent consistent with applicable law and the terms of the applicable employee benefit plans and programs.

6. <u>Business Expenses</u>. The Company shall pay or reimburse Employee for reasonable travel, lodging, meals, entertainment and other reasonable expenses incurred by Employee in connection with the performance of Employee's duties hereunder, upon presentation of receipts therefor submitted to the Company on a timely basis and in accordance with the Company's policies and practices in effect from time to time.

7. <u>Termination</u>. Employee's employment, and the Company's obligations under this Agreement (excluding any obligations the Company may have under Paragraph 8, any other obligations expressly set forth herein as surviving termination of employment, and any obligations with respect to any vested rights of Employee under any compensation or benefit plans or programs), shall or may be terminated, in the circumstances set forth below.

   a. <u>Death</u>. Employee's employment shall terminate automatically in the event of Employee's death.

b. Disability. The Company may terminate Employee's employment in accordance with the provisions of applicable law, in the event the Company and Employee agree that Employee has been substantially unable to perform Employee's duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause ("Disability"). Employee's position with respect to the reason or reasons for any such inability to perform duties shall be based upon the opinion of qualified physicians and/or other appropriate medical professionals.

c. Termination With Cause by the Company or Termination Upon Resignation by Employee.

i. The Company may terminate Employee's employment effective immediately upon written notice to Employee following the Company's determination that Employee has committed any of the following acts ("Termination With Cause"): conviction of a felony or a crime involving moral turpitude; fraud; embezzlement or other misappropriation of funds; material misrepresentation with respect to the Company; substantial and/or repeated failure to perform duties; gross negligence or willful misconduct in the performance of duties; material violation of any written Company policy; or material breach of this Agreement.

ii. Employee may resign and terminate Employee's employment at any time for any reason (or for no reason) upon five (5) business days' prior written notice of resignation to the Company ("Termination Upon Resignation").

d. Termination Without Cause by the Company. The Company may terminate Employee's employment at any time for any reason (or for no reason) upon five (5) business days' prior written notice to Employee ("Termination Without Cause"). For all purposes hereof, except as otherwise expressly provided herein, Termination Without Cause shall include also a termination of Employee's employment by virtue of expiration of the Term on account of the Company's election not to extend this Agreement and the Term in accordance with Paragraph 3 hereof.

8. Payments and Other Entitlements As a Result of Termination. Employee's sole entitlements as a result of a termination under Paragraph 7 shall be as set forth below; provided, that, in no event shall Employee be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

a. Death or Disability. Following termination due to death or Disability, Employee (or Employee's estate, as applicable) shall be entitled only to payment of Employee's then-current Salary through the date of termination and for a period of two (2) months thereafter (payable in accordance with the Company's regular payroll practices), any previously earned but yet unpaid annual bonus amount pursuant to Paragraph 4.b. in respect of the immediately preceding calendar year, any amounts accrued or payable under any benefit plans (payable at such times as provided therein), and any amounts payable for any unreimbursed business expenses.

b. Termination With Cause by the Company or Termination Upon Resignation by Employee. If Employee's employment terminates as a result of a Termination With Cause or a Termination Upon Resignation, Employee shall be entitled only to payment of Employee's then-current Salary through the date of termination (payable in accordance

with the Company's regular payroll practices), and any amounts payable for any unreimbursed business expenses.

c. Termination Without Cause by the Company. If Employee's employment is terminated as a result of a Termination Without Cause, Employee shall be entitled only to payment of Employee's then-current Salary through the date of termination (payable in accordance with the Company's regular payroll practices), any previously earned but yet unpaid annual bonus amount pursuant to Paragraph 4.b. in respect of the immediately preceding calendar year, any amounts accrued or payable under any benefit plans (payable at such times as provided therein), and any amounts payable for any unreimbursed business expenses.

9. Representations.

a. Employee represents that:

i. Employee has had the opportunity to retain and consult with legal counsel and tax advisors of Employee's choice regarding the terms of this Agreement.

ii. Subject to bankruptcy and insolvency laws and general equitable principles, this Agreement is enforceable against Employee in accordance with its terms.

iii. This Agreement, and the performance of Employee's obligations hereunder, do not conflict with, violate or give rise to any rights of other persons or entities under, any agreement, benefit plan or program, order, decree or judgment to which Employee is a party or by which Employee is bound.

b. The Company represents that:

i. Subject to bankruptcy and insolvency laws and general equitable principles, this Agreement is enforceable against the Company in accordance with its terms.

ii. This Agreement, and the performance of the Company's obligations hereunder, do not conflict with, violate or give rise to any rights to other persons or entities under, any agreement, order, decree or judgment to which the Company is a party or by which it is bound.

10. Withholding; Deductions. All compensation under this Agreement is subject to applicable tax withholding requirements and other deductions required by law. Employee agrees that the Company is entitled to deduct from and offset against monies payable and reimbursable to Employee hereunder all sums that Employee may owe the Company at any time.

11. Successors.

a. If Sitestar Corporation merges into, or transfers all or substantially all of its assets to, or as part of a reorganization, restructuring or other transaction becomes a subsidiary of, another entity, such other entity shall be deemed to be the successor to Sitestar Corporation hereunder, and the term "Company" as used herein shall mean such other entity (together with its subsidiaries) as is appropriate, and this Agreement shall continue in full force and effect.

b. If Sitestar Corporation transfers part of its assets to another entity owned directly or indirectly by the shareholders of Sitestar Corporation (or any substantial portion of them), or transfers stock or other interests in a subsidiary of Sitestar Corporation directly or indirectly to the shareholders of Sitestar Corporation (or any substantial portion of them), and Employee works for the portion of the Company or the entity so transferred, then such other entity shall be deemed the successor to the Company hereunder, the term "Company" as used herein shall mean such other entity (together with its subsidiaries) as is appropriate, and this Agreement shall continue in full force and effect.

12. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

13. Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

14. Amendments and Waivers. No amendment or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such amendment or waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

15. Binding Effect; No Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns, except that it may not be assigned by either party without the other party's written consent.

16. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the procedural and substantive laws and public policy of the Commonwealth of Virginia without regard to its choice of law provisions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first-above written.

SITESTAR CORPORATION

By: ______________________
Jeffrey I. Moore
Chairman of the Board

Date: 01/20/17

EMPLOYEE:

By: ______________________
Steven L. Kiel
CEO, President, CFO

Date: 1/20/17